EXHIBIT 99.1

Tandy Brands Reports Fiscal 2012 Second Quarter Earnings Results

  Net sales up $2.5 million to $45.4 million
  Gift segment sales up $6.0 million to $22.7 million
  Net income up $2.0 million to $2.7 million
  First half net income up $3.6 million
  First half cash flow from operations up $17.7 million
  Signed new licensing agreements with Sperry® and Arnold Palmer®

DALLAS, Feb. 10, 2012 (GLOBE NEWSWIRE) -- Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today reported financial results for its second quarter and six-month periods ended December 31, 2011.

Net sales for the second quarter were $45.4 million, an increase of $2.5 million versus the prior year second quarter. Gifts segment net sales of $22.7 million increased by $6.0 million over the prior year period due to increased holiday shipments as a result of organic growth from the Company's totes® license and new sales from the Eddie Bauer® license. Net sales in the accessories segment were $22.7 million for the second quarter, a decline of $3.5 million from fiscal 2011. The decline reported in the Accessories segment net sales was a result of lower sales in exited product categories and lower levels of replenishment orders by the Company's largest customer.

"We are pleased to see our initiatives drive positive results," said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. "We delivered profitable growth and realized the benefits from recent cost savings initiatives to improve our bottom line."

Second quarter fiscal 2012 gross margin as a percentage of net sales was 30.9 percent, compared to 33.2 percent in the second quarter of fiscal 2011. Although accessories segment gross margins improved, overall gross margins declined due to a higher mix towards customer-direct shipments, higher customer deductions for holiday markdowns, and increased sales to higher volume, lower margin customers in the gift segment.

Total selling, general and administrative (SG&A) expense for the fiscal 2012 second quarter improved by $2.3 million over the prior year period. This 18 percent improvement was due to savings initiatives in labor, facilities costs, and professional services.

For the second quarter, the Company reported net income of $2.7 million, or $0.39 per diluted share, compared to net income of $0.7 million, or $0.10 per diluted share, in the prior year.

Six-Month Results

Net sales for the six-month period ended December 31, 2011 were $72.2 million compared to net sales of $72.1 million reported in the prior-year period. An increase in net sales of the gifts segment was due to an increase in business under the totes® license and new sales under the Eddie Bauer® license. This was offset by the planned exit from non-profitable product categories initiated at the end of the prior fiscal year in the accessories segment.

Gross margin as a percentage of net sales was 32.1% in the first half of fiscal 2012, down from 33.9% in the first half of fiscal 2011. The decline was due to a change in sales mix in the gifts segment including a higher mix towards customer-direct shipments, higher freight and material costs, and increased sales to higher volume, lower margin customers.

Total SG&A expense for the six-month period decreased $5.0 million to $19.4 million in fiscal 2012 due to decreases in labor, facilities costs, and professional services.

The Company reported net income of $1.7 million, or $0.23 per diluted share, compared to a net loss of $2.0 million, or a loss of $0.28 per diluted share, in the prior-year period.

Financial Position

Net cash provided by operating activities was $17.7 million higher than the first half of fiscal 2011 due to a $3.8 million improvement in adjusted EBITDA, faster collections on receivables, lower inventory levels, and lower funding of accounts payable and accrued expenses. Inventories were reduced by $5.7 million to $32.7 million as of December 31, 2011, due to lower levels of inventory carried during the current year. Accounts receivable was reduced by $8.7 million to $16.4 million on flat net sales due to faster collection of receivables with the Company's largest customer.

As of December 31, 2011 the Company reported net working capital of $25.1 million. Current liabilities of $29.0 million as of December 31, 2011 decreased $6.4 million from December 31, 2010 primarily driven by a $6.2 million reduction in outstanding debt.

"We are pleased by our improvement in cash flow from operations," said McGeachy. "We will continue to focus on accelerating our cash cycle and making prudent investment decisions with our cash. We are performing well against our debt covenants and successfully reducing overall debt. As of February 9, 2012 our loan balance was $8.5 million compared to $13.8 million during the same period a year ago."

New Licensing Agreements

In the third quarter of fiscal 2012, the Company signed new licenses with Sperry Top-Sider® and Arnold Palmer Enterprises (APE). Both of these licenses are expected to impact results in the Company's accessories segment beginning in calendar 2013.

Under the agreement with Sperry Top-Sider®, Tandy Brands will have the rights to leverage its expertise in belts, shoulder bags, and small leather goods for both men and women. Sperry Top-Sider® products will be distributed through premium department stores and specialty retailers throughout the United States and Canada, Sperry Top-Sider's own retail stores, and on sperrytopsider.com.

"We are excited to partner with Sperry Top-Sider, a brand recognized as an icon of American style for more than 75 years with distinct equities which we will leverage to develop a compelling product offering," said McGeachy.

Under the agreement with APE, Tandy Brands will have the rights to leverage its expertise in golf belts. Incremental distribution is expected in green grass golf shops, off-course golf specialty stores, department stores, corporate shops and e-commerce shops.

"We are excited to be partnering with Arnold Palmer, one of the most successful names in the game of golf. Arnold Palmer's popularity is legendary and his name provides unquestioned authenticity to our products," said McGeachy.

"It is a key strategic imperative that we build our branded portfolio. The licenses we added last year (e.g. Wolverine®, Bone Collector®, Eddie Bauer®, and Haggar®) delivered meaningful, profitable growth in fiscal 2012. Furthermore, the new licenses we added this year (e.g. Miss Me®, The Sharper Image®, Elie Tahari®, Sperry®, and Arnold Palmer®) make our growth pipeline even stronger. We expect all of these nationally recognized consumer brands to increase future net sales, improve gross margin percentage, reduce our customer concentration risk and improve our mix of lower-margin private label business," said McGeachy.

Outlook

"Although diminishing, our customer concentration risk remains. Nonetheless, we expect to see continued growth in our gifts segment and from the new licenses we've added to our portfolio," commented McGeachy.

"We are focused on restoring shareholder value through improving operational efficiency, growing volume in our key product categories, and adding new licenses to our portfolio," said McGeachy.

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts and small leather goods. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company's product offerings and designs, issues relating to distribution, the termination or non-renewal of any material licenses, the Company's ability to maintain proper inventory levels, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	December 31	June 30	December 31
	2011	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 994	$ 414	$ 330
Restricted cash	--	1,450	1,404
Accounts receivable	16,352	14,286	25,043
Inventories	32,715	28,945	38,381
Other current assets	3,992	8,073	3,132
Total current assets	54,053	53,168	68,290
Property and equipment, net	5,954	6,525	7,159
Other assets:
Intangibles	4,519	4,936	5,384
Other assets	937	790	764
Total other assets	5,456	5,726	6,148
	$ 65,463	$ 65,419	$81,597
Liabilities And Stockholders' Equity
Current liabilities:
Accounts payable	$ 9,997	$ 8,145	$10,385
Accrued compensation	1,448	1,900	1,448
Accrued expenses	2,268	2,267	2,036
Credit facility	15,290	17,935	21,520
Total current liabilities	29,003	30,247	35,389
Other liabilities	4,257	4,243	4,005
Stockholders' equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	--	--	--
Common stock, $1.00 par value, 10,000 shares authorized, 7,067 shares,
7,075 shares and 6,972 shares issued and outstanding, respectively	7,067	7,075	6,972
Additional paid-in capital	34,129	34,119	34,235
Accumulated deficit	(10,667)	(12,318)	(809)
Other comprehensive income	1,674	2,053	1,805
Total stockholders' equity	32,203	30,929	42,203
	$ 65,463	$ 65,419	$81,597

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2011	2010	2011	2010
Net sales	$ 45,434	$ 42,887	$72,177	$ 72,135
Cost of goods sold	31,386	28,654	48,997	47,691
Gross margin	14,048	14,233	23,180	24,444
Selling, general and administrative expenses	10,297	12,592	19,417	24,457
Depreciation and amortization	567	646	1,150	1,291
Acquisition related costs	--	20	--	50
Total operating expenses	10,864	13,258	20,567	25,798
Operating income (loss)	3,184	975	2,613	(1,354)
Interest expense	(382)	(285)	(749)	(471)
Other income (expense)	27	112	(11)	155
Income (loss) before income taxes	2,829	802	1,853	(1,670)
Income tax expense	103	81	202	297
Net income (loss)	$ 2,726	$ 721	$ 1,651	$ (1,967)
Income (loss) per common share	$ 0.39	$ 0.10	$ 0.23	$ (0.28)
Income (loss) per common share assuming dilution	$ 0.39	$ 0.10	$ 0.23	$ (0.28)
Common shares outstanding	7,064	6,970	7,072	6,970
Common shares outstanding assuming dilution	7,076	7,095	7,087	6,970

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Cash Flows
(in thousands)

	Six Months Ended
	December 31
	2011	2010
Cash flows provided (used) by operating activities:
Net income (loss)	$ 1,651	$ (1,967)
Adjustments to reconcile net income (loss) to net
cash provided (used) by operating activities:
Deferred income taxes	71	16
Doubtful accounts receivable provision	17	28
Depreciation and amortization	1,275	1,405
Stock compensation expense	25	21
Amortization of debt costs	141	34
Other	--	(114)
Changes in assets and liabilities:
Accounts receivable	(2,115)	(6,409)
Inventories	(3,969)	(6,810)
Other assets	3,698	3,526
Accounts payable	2,474	(3,433)
Accrued expenses	(445)	(1,146)
Net cash provided (used) by operating activities	2,823	(14,849)
Cash flows provided (used) by investing activities:
Acquisition	--	(245)
Purchases of property and equipment	(363)	(521)
Sales of property and equipment	--	2,774
Net cash provided (used) by investing activities	(363)	2,008
Cash flows provided (used) by financing activities:
Change in cash overdrafts	(592)	258
Change in restricted cash	1,434	--
Net note borrowings (repayments)	(2,633)	12,076
Net cash provided (used) by financing activities	(1,791)	12,334
Effect of exchange-rate changes on cash and cash equivalents	(89)	7
Net increase (decrease) in cash and cash equivalents	580	(500)
Cash and cash equivalents beginning of year	414	830
Cash and cash equivalents end of period	$ 994	$ 330

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)

Our adjusted EBITDA, a non-GAAP measurement, is defined as net income (loss) before interest, taxes, depreciation and amortization, and certain acquisition-related and one-time items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a Company's performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles ("GAAP"). The following table reconciles our GAAP net income (loss) to the adjusted EBITDA disclosures.
	Three Months Ended		Six Months Ended
	December 31		December 31
	2011	2010	2011	2010
Net income (loss)	$2,726	$721	$1,651	$(1,967)
Income taxes	103	81	202	297
Interest expense	382	285	749	471
Depreciation and amortization	567	646	1,150	1,291
Acquisition related costs	--	20	--	50
Other income (expense)	(27)	(112)	11	(155)
Adjusted EBITDA (loss)	$3,751	$1,641	$3,763	$ (13)

We have provided our adjusted net income (loss) disclosure, a non-GAAP measurement, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our GAAP net income (loss) to the adjusted net income (loss) disclosure.

	Three Months Ended	Six Months Ended
	December 31	December 31
	2011	2010	2011	2010
Net income (loss)	$2,726	$721	$1,651	$(1,967)
Acquisition related costs	--	20	--	50
Write-off of unamortized debt costs	--	--	98	--
Adjusted net income (loss)	$2,726	$741	$1,749	$(1,917)
Common shares outstanding assuming dilution	7,076	7,095	7,087	6,970
Adjusted net income (loss) per common share assuming dilution	$0.39	$0.10	$0.25	$(0.28)
CONTACT: Tandy Brands Accessories, Inc.
         Rod McGeachy
         President and Chief Executive Officer
         214-519-5200

         Investor Relations
         Chuck Talley
         Chief Accounting Officer
         214-519-5200